                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Puget Sound Energy, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          Merrill Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                                       PUGET SOUND ENERGY, INC.

                                            NOTICE OF ANNUAL MEETING

[LOGO]
                                                  MAY 16, 2000

                                   MEYDENBAUER CENTER, BELLEVUE, WASHINGTON

To Puget Sound Energy Shareholders:

    On May 16, 2000, Puget Sound Energy, Inc. will hold its 2000 Annual Meeting of Shareholders at the Meydenbauer Center, located at 11100 N.E. 6th Street, Bellevue, Washington. The meeting will begin at 10:00 a.m. At the annual meeting, the shareholders will

    1.  Elect three directors.

    2.  Consider other matters properly presented at the meeting.

    You are entitled to vote if you were a shareholder at the close of business on March 15, 2000.

    If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the meeting. If you participate in the Stock Purchase and Dividend Reinvestment Plan, the enclosed proxy covers all your shares, including any shares you hold under the plan.

March 30, 2000
Bellevue, Washington
By Order of the Board of Directors

James W. Eldredge
CORPORATE SECRETARY

                              -------------------

                                    CONTENTS

ANNUAL MEETING INFORMATION............      1
  WHO IS ENTITLED TO VOTE?............      1
  WHAT AM I VOTING ON?................      1
  WHAT IS A QUORUM?...................      1
  HOW MANY VOTES DO I HAVE?...........      1
  HOW MANY VOTES ARE REQUIRED TO ELECT
    A DIRECTOR?.......................      1
  CAN BROKERS VOTE ON THE ELECTION OF
    DIRECTORS?........................      1
  HOW WILL MY PROXY BE VOTED?.........      1
  WHO COUNTS THE VOTES?...............      2
  WHAT IF OTHER MATTERS ARISE AT THE
    MEETING AND I DO NOT ATTEND?......      2

ELECTION OF DIRECTORS.................      2
  HOW MANY DIRECTORS DOES PUGET SOUND
    ENERGY HAVE?......................      2
  HOW MANY DIRECTORS ARE ELECTED EACH
    YEAR?.............................      2
  WHO ARE THE NOMINEES?...............      2
  WHO ARE THE OTHER DIRECTORS?........      3

STRUCTURE AND COMPENSATION OF BOARD OF
  DIRECTORS...........................      4
  Board of Directors Meetings.........      4
  Audit Committee.....................      4
  Director Affairs Committee..........      4
  Compensation and Retirement
    Committee.........................      5
  Strategic Opportunities Committee...      5
  Director Compensation...............      5

SECURITY OWNERSHIP OF DIRECTORS AND
  EXECUTIVE OFFICERS..................      6
  Beneficial Ownership Table..........      6

EXECUTIVE COMPENSATION................      7
  Compensation and Retirement
    Committee Report..................      7
  Stock Price Performance Graph.......     10
  Summary Compensation Table..........     11
  Year-End Option/Stock Appreciation
    Right Values......................     14
  Long-Term Incentive Plan Awards in
    1999..............................     14
  Retirement Benefits Statement.......     15

EMPLOYMENT CONTRACTS, TERMINATION OF
  EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS........................     15
  Certain Transactions................     18

ADDITIONAL INFORMATION ABOUT THE
  MEETING AND SHAREHOLDER PROPOSALS...     18
  Independent Public Accountants......     18
  Shareholder Proposals...............     18
  Solicitation of Proxies.............     18

                              -------------------

                             YOUR VOTE IS IMPORTANT

    PUGET SOUND ENERGY HAS APPROXIMATELY 55,000 SHAREHOLDERS OF RECORD. MANY SHAREHOLDERS OWN 100 SHARES OR LESS. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY FORM, USING THE ENVELOPE WE HAVE PROVIDED.

                                PROXY STATEMENT

ANNUAL MEETING INFORMATION

    This proxy statement relates to the Annual Meeting of Shareholders of Puget Sound Energy, Inc. to be held at 10:00 a.m. on May 16, 2000 at the Meydenbauer Center, which is located at 11100 N.E. 6(th) Street, Bellevue, Washington. We will mail this proxy statement and our Annual Report for 1999 to shareholders on March 30, 2000.

    The mailing address of the Company's principal executive offices is Puget Sound Energy, Inc., P.O. Box 97034, Bellevue, Washington 98009-9734.

  WHO IS ENTITLED TO VOTE?

    Only holders of common stock may vote at the Annual Meeting. We had approximately 85 million shares of common stock outstanding on March 15, 2000, the record date for the Annual Meeting.

  WHAT AM I VOTING ON?

    You are being asked to elect three directors. We are not aware of any matter to be presented for action at the Annual Meeting other than the election of directors.

  WHAT IS A QUORUM?

    The holders of a majority of the shares of the common stock, present in person or represented by proxy at the Annual Meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held.

  HOW MANY VOTES DO I HAVE?

    You are entitled to one vote for each share of common stock you held on the record date. In electing directors, however, you have the right to cumulate your votes. This means that you can multiply the number of votes you have by the number of directors to be elected, and then cast all your votes for one candidate or distribute them among any two or more candidates.

  HOW MANY VOTES ARE REQUIRED TO ELECT A DIRECTOR?

    If a quorum is present at the Annual Meeting, the three nominees for election as directors who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors.

  CAN BROKERS VOTE ON THE ELECTION OF DIRECTORS?

    Because brokers have discretion to vote shares they hold on behalf of beneficial owners in the election of directors, if they do not receive instructions, they will vote the shares as they see fit.

  HOW WILL MY PROXY BE VOTED?

    If we receive a proper proxy, your shares will be voted as you direct. If you submit a proper proxy but do not provide any direction, your shares will be voted for all management proposals. You may revoke a proxy card at any time before it is voted by delivering a written notice to the Corporate Secretary or by signing and delivering another proxy card that is dated later than the first one but prior to the May 16, 2000 meeting. If you attend the Annual Meeting in person, you may revoke the proxy by giving notice of revocation to an inspector of election at the Annual Meeting or by voting at the Annual Meeting.

  WHO COUNTS THE VOTES?

    ChaseMellon Shareholder Services, L.L.C. will tabulate the votes and will act as inspector of election. No one will disclose the identity or vote of any shareholder unless legally required to do so.

  WHAT IF OTHER MATTERS ARISE AT THE MEETING AND I DO NOT ATTEND?

    If any other matters are properly presented at the Annual Meeting, the persons named in the proxy will vote in accordance with their judgment.

ELECTION OF DIRECTORS

  HOW MANY DIRECTORS DOES PUGET SOUND ENERGY HAVE?

    The number of directors is determined by the Board of Directors, but may be changed by the shareholders. The Board of Directors has fixed the number of directors at eleven.

  HOW MANY DIRECTORS ARE ELECTED EACH YEAR?

    The directors are divided into three classes so that approximately one-third of the directors are elected each year for a three-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. At the Annual Meeting, the shareholders will elect three Class III directors to serve for a term of three years expiring on the date of the 2003 Annual Meeting.

  WHO ARE THE NOMINEES?

    Proxies will be voted on the following nominees. If any nominee becomes unavailable to serve as a director, the persons named in the enclosed proxy can vote for or against any other nominee in accordance with their judgment.

CLASS III NOMINEES STANDING FOR ELECTION

TERMS EXPIRE 2003

  DOUGLAS P. BEIGHLE

    Mr. Beighle served as Senior Vice President of The Boeing Company (aerospace manufacturing and sales) from 1986 until his retirement on May 1, 1997.
Mr. Beighle, age 67, has been a Director of the Company since 1981 and also serves as a director of Washington Mutual, Inc., Active Voice Corporation and Simpson Investment Company (privately held).

  TOMIO MORIGUCHI

    Mr. Moriguchi has been a Director of the Company since 1988. Mr. Moriguchi, age 63, has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor), Seattle, Washington, since December 1994. Previously, he served as President of Uwajimaya, Inc. from 1965 through December 1994. He also serves as President, Town and Country Travel, Inc., Seattle, Washington and President and Chairman of the Board of North American Post Publishing Company, Seattle, Washington.

  CRAIG W. COLE

    Mr. Cole has been President and Chief Executive Officer of Brown & Cole Stores (retail grocery) in Bellingham, Washington since 1989. Mr. Cole, age 50, is also Chairman of the Board of Associated

Grocers, Inc. and serves on the boards of the Washington Food Industry and the Food Marketing Institute. Mr. Cole has served as a Director of the Company since December 1999.

  WHO ARE THE OTHER DIRECTORS?

    The directors who are not standing for reelection at this time are

  CHARLES W. BINGHAM

    Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in July 1995 and Senior Vice President from 1972 to 1981. Mr. Bingham, age 66, has been a director of the Company since 1978. Mr. Bingham's term expires in 2002.

  PHYLLIS J. CAMPBELL

    Ms. Campbell has been President of U.S. Bank, Washington (financial institution) since 1993. She also served as Area President of U.S. Bank, Washington for Seattle-King County from 1992 to 1993, Executive Vice President and Manager from 1989 to 1992, and in various banking capacities since 1973. Ms. Campbell, age 48, has been a Director of the Company since 1993 and also serves as a director of SAFECO Corporation, and is a Regent of Washington State University. Ms. Campbell's term expires in 2001.

  DONALD J. COVEY

    Mr. Covey has been a Director of the Company since 1982. Mr. Covey, age 71, served as Chairman of the Board of Directors of UNICO Properties, Inc. (property management), Seattle, Washington, from 1990 until his retirement in December 1994. Prior to that he served UNICO as Chief Executive Officer from 1983 to 1992 and President from 1975 to 1990. Mr. Covey's term expires in 2001.

  ROBERT L. DRYDEN

    Mr. Dryden has been President, Chief Executive Officer and a director of ConneXt, Inc.(a wholly-owned subsidiary of PSE) since April 1999. He also served as Executive Vice President, Airplane Production, Boeing Commercial Airplane Group, Seattle, Washington, from 1990 until May 1998. He has been a Director of the Company since 1991. Mr. Dryden, age 66, also serves as a director of U.S. Bancorp. Mr. Dryden's term expires in 2002.

  JOHN D. DURBIN

    Mr. Durbin has been President and Chief Executive Officer of a newly formed unregulated subsidiary of PSE since February 2000. Prior to that, he was Executive Director of Emerge Corporation and was a principal in Olympic Capital Partners, Inc. (investment banking), Seattle, Washington, from 1996 to 1999. He served as President and Chief Executive Officer of Hostar International, Inc. from 1988 until his retirement in June 1995, and has been a General Partner of John Durbin & Associates since 1969. Mr. Durbin, age 64, has been a Director of the Company since 1984 and also serves as a director of ConneXt, Inc. (a subsidiary of the Company) and UTILX Corporation. Mr. Durbin's term expires in 2002.

  JOHN W. ELLIS

    Mr. Ellis has been Chairman Emeritus of The Baseball Club of Seattle since 1999. Previously, he was Chairman of the Board and Chief Executive Officer of The Baseball Club of Seattle from 1992 to 1999. He served as Chairman of the Board of the Company from 1987 to 1993 and as Chief Executive Officer from 1976 to 1992. Mr. Ellis, age 71, has been a Director of the Company since 1969 and also serves as a director of SAFECO Corporation, Washington Mutual, Inc., UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd. Mr. Ellis is also Chairman of the Board of Trustees of Seattle University. Mr. Ellis will be appointed to fill a vacancy for a term that expires in 2001.

  SALLY G. NARODICK

    Ms. Narodick, age 54, has been Chief Executive Officer and President of Apex Learning, Inc., a venture-backed internet learning company, since 1998. Previously she served as a Consultant on Strategic Planning for Educational Technology software for IBM Corporation and was Chairman and Chief Executive Officer of Edmark Corporation from October 1989 to September 1996. She also serves as a director of Penford Corporation, Click2Learn.com and Apex
Learning, Inc. Ms. Narodick has been a Director of the Company since 1989.
Ms. Narodick's term expires in 2002.

  WILLIAM S. WEAVER

    Mr. Weaver has been President and Chief Executive Officer of the Company since January 13, 1998. He has also served as Vice Chairman and Chairman of Unregulated Subsidiaries from February 10, 1997 to January 13, 1998. Prior to that he served as Executive Vice President and Chief Financial Officer of PSE beginning in 1991. Before joining PSE, he was a partner in the law firm of Perkins Coie LLP. Mr. Weaver, age 56, has been a director of the Company since 1991. Mr. Weaver's term expires in 2001.

STRUCTURE AND COMPENSATION OF BOARD OF DIRECTORS

    The PSE board of directors has four standing committees, which meet in addition to regular board of directors meetings. The names of these committees, their current memberships and a brief statement of their principal responsibilities are presented below.

  BOARD OF DIRECTORS MEETINGS

    The board of directors met eight times during 1999. Each director attended at least 78% of these meetings and the meetings of committees on which he or she served. Directors attended, on average, 96% of all board and committee meetings during 1999.

  AUDIT COMMITTEE

    Douglas P. Beighle (Chairperson), Charles W. Bingham, Donald J. Covey, Daniel J. Evans and Tomio Moriguchi currently serve on the audit committee. The audit committee reviews the annual report of the independent auditors, evaluates our external and internal audit functions, recommends to the full board of directors the retention of independent auditors and oversees other auditing matters. The audit committee met five times during 1999.

  DIRECTOR AFFAIRS COMMITTEE

    Daniel J. Evans (Chairperson, until the expiration of his term on May 16, 2000), Phyllis J. Campbell and Donald J. Covey currently serve on the director affairs committee. The director affairs committee makes recommendations to the Board regarding selection of director candidates, director tenure, committee assignments and director compensation. Shareholders may nominate candidates for election to the board of directors by notifying the corporate secretary. The committee seeks director candidates with recognized achievements, skills and experience that will enhance the board of directors. The director affairs committee met twice during 1999.

  COMPENSATION AND RETIREMENT COMMITTEE

    Sally G. Narodick (Chairperson), Douglas P. Beighle, Phyllis J. Campbell, Robert L. Dryden and John D. Durbin currently serve on the compensation and retirement committee, which acts and makes recommendations to the board of directors with respect to executive compensation, the Company's retirement plans and other benefit plans for employees. The compensation and retirement committee met five times during 1999.

  STRATEGIC OPPORTUNITIES COMMITTEE

    Douglas P. Beighle, Phyllis J. Campbell, Robert L. Dryden, John D. Durbin and Sally G. Narodick currently serve on the strategic opportunities committee, which acts and makes recommendations to the board of directors with respect to new business development matters. The strategic opportunities committee met two times during 1999.

    DIRECTOR COMPENSATION

    PSE pays directors who are not PSE employees a quarterly retainer of $6,250 plus $800 for each board and committee meeting the director attends. At least 40% of quarterly retainer payments are made in common stock. Directors can elect to receive 100% of their retainer payments in common stock, or to defer receipt of shares under the PSE Directors' Stock Plan. Directors can also elect to defer cash compensation under the PSE Deferred Compensation Plan for Non-Employee Directors. We also pay the chairpersons of the board committees additional quarterly retainers of $500 each. We do not pay any compensation to Mr. Weaver for his services on the Board.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

BENEFICIAL OWNERSHIP TABLE

    The following table shows the number of shares of common stock beneficially owned on March 15, 2000 by each director and nominee, by each executive officer named in the Summary Compensation Table and by the directors and executive officers as a group. No director or executive officer owns more than 1% of the outstanding shares of common stock. We are not aware of any person who beneficially owns 5% or more of the common stock.

                                                             NUMBER OF        NUMBER OF
                                                            BENEFICIALLY   SHARE INTERESTS
NAME                                                        OWNED SHARES        HELD
----                                                        ------------   ---------------
Douglas P. Beighle........................................      4,022              855(1)
Charles W. Bingham........................................      4,052              411(1)
Phyllis J. Campbell.......................................      1,000            1,106(1)
Craig W. Cole.............................................        200               69(1)
Donald J. Covey...........................................      5,898            3,044(1)
Robert L. Dryden..........................................      4,440            2,103(1)
John D. Durbin............................................      2,999            2,680(1)(3)
John W. Ellis.............................................     34,081(2)           885(1)
Daniel J. Evans...........................................      1,000            1,596(1)
Tomio Moriguchi...........................................        775            3,883(1)(3)
Sally G. Narodick.........................................        258            2,709(1)
William S. Weaver.........................................     30,079(2)        13,459(3)
Richard L. Hawley.........................................     11,544(2)         4,146(3)
Timothy J. Hogan..........................................      7,567(2)        19,553(3)(4)
Stephen A. McKeon.........................................     13,937(2)         4,722(3)
Joseph Quintana...........................................        458                0
Gary B. Swofford..........................................      9,523(2)         9,030(3)
All Directors and executive officers......................    152,871           75,296

---------

(1) Shares represent stock units under the Puget Sound Energy Directors' Stock Plan.

(2) Includes shares owned in the Puget Sound Energy Investment Plan for Employees through March 15, 2000.

(3) Represents vested and unvested stock units under the PSE Deferred Compensation Plan.

(4) Includes 15,667 shares subject to unexercised stock options granted by WECo prior to the Merger, which were converted into options to purchase common stock at the Merger exchange ratio of .86 to 1.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and holders of more than 10% of the common stock to report their stock holdings and transactions to the Securities and Exchange Commission. Based on a review of Section 16 forms filed by its reporting persons during 1999, the Company believes that its reporting persons complied with all applicable Section 16 requirements, except Mr. McKeon. Mr. McKeon did not report shares purchased in the Investment Plan for Employees on a Form 4 for August 1999; the purchase was subsequently reported on the Form 4 in November 1999 which was timely filed.

                             EXECUTIVE COMPENSATION

COMPENSATION AND RETIREMENT COMMITTEE REPORT

    The board of directors delegates responsibility for executive compensation to the compensation and retirement committee. The committee's members are Sally
G. Narodick (Chairperson), Douglas P. Beighle, Phyllis J. Campbell, Robert L. Dryden and John D. Durbin, none of whom is an employee of PSE or participates in the compensation programs described here for executives. Mr. Dryden has served as an executive officer of ConneXt, Inc., a wholly owned subsidiary of PSE, since April 1999, and Mr. Durbin has served as an executive officer of a newly formed non-regulated subsidiary of PSE since February 2000. The committee establishes compensation for the President and Chief Executive Officer and reviews and approves the President and Chief Executive Officer's recommendations regarding compensation of the other executive officers.

    In determining executive compensation, the committee considers the pay practices in comparable companies in the electric and combination gas and electric utility industries. The committee believes that executive compensation packages should do the following:

    - attract and retain outstanding executives by providing compensation opportunities consistent with those offered by the electric and combination gas and electric utility industries for similar positions;

    - place a significant portion of each executive's total pay at risk to motivate executives to achieve Company and individual performance goals; and

    - tie incentive compensation to favorable operating results and align the interests of executive officers with the long-term interests of the shareholders.

    In making compensation decisions, the committee reviews appropriate market compensation indices. The principal source of this data is a selection of comparable companies from the Edison Electric Institute's ("EEI") comprehensive, industry-wide annual survey of management pay. Many of these companies are part of the Edison Electric Institute's ("EEI") Combination Gas & Electric Investor-Owned Utilities Index presented in the Stock Price Performance Graph on page 10.

    The committee's compensation policies encompass a mix of BASE SALARY and ANNUAL and LONG-TERM INCENTIVE COMPENSATION programs. The committee designs the total package to provide participants with appropriate incentives to achieve current performance goals as well as the long-term objective of enhancing shareholder value. Long-term incentives are designed to comprise the largest portion of each executive's incentive pay. Total Cash Compensation is targeted at the 50(th) percentile of total compensation for the comparator group if annual performance goals are achieved. If performance goals are achieved at the highest level, total cash compensation will be leveraged to reach the 60(th) percentile or higher.

  BASE SALARY

    Generally, base salaries for executives are administered on a subjective individual basis by the committee using as a guideline median salary levels of a select group of electric and combination gas and electric companies that are most similar in scope and size to PSE. The select group of comparator companies is chosen from the EEI survey.

  ANNUAL INCENTIVE COMPENSATION

    All executive officers participate in the annual Pay at Risk Plan. This plan is designed to provide financial incentives to executives for achieving desired annual operating results. For 1999, the targeted opportunity for awards from this plan varied by executive officer: Mr. Weaver's target was 45% of base salary; Messrs. Hawley, McKeon and Swofford were 35% and Messrs. Hogan and Quintana were 30%.

    The primary measure for the named executive officers was earnings per share. For Messrs. Weaver, Hawley and McKeon, 100% of the award was based on EPS performance. For Messrs. Hogan and Swofford, 50% of the award was based on EPS and 50% was based on the weather-adjusted earnings contribution of the business units they each lead. For Mr. Quintana, 50% of the award was based on EPS, with the remaining 50% divided among five other specific goals. EPS results were achieved at the outstanding funding level. For Messrs. Hogan and Swofford the applicable weather-adjusted business unit earnings contribution did not achieve minimum funding levels. Two of the five additional goals that comprise 50% of Mr. Quintana's award did achieve funding status.

  LONG-TERM INCENTIVE COMPENSATION

    The 1995 Long-Term Incentive Compensation Plan, approved by shareholders in 1995, links compensation to the relative total shareholder return. Under this plan, the committee awarded contingent grants of common stock to executives and key employees. PSE will pay 1999 awards in stock at the end of a four-year period ending December 31, 2002, based on PSE's cumulative four-year total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid. The Long-Term Incentive Plan Awards in 1999 table on page 14 shows the awards made in 1999 to the named executive officers for the four-year performance cycle ending December 31, 2002. The Summary Compensation Table on page 11 shows the payout of awards for the four-year cycle ended December 31, 1999. During their service as executive officers of subsidiaries of the Company, Mr. Dryden and Mr. Durbin will not participate in any decisions regarding awards under the 1995 Long-Term Incentive Compensation Plan.

    As part of its long-term incentive program, the committee has also established stock ownership guidelines to be achieved over a five-year period commencing in 1998 for officers and key managers that range from 50% of base salary to two times base salary for the named executive officers.

    Before 1995, participants in PSE's Long Term Incentive Program for Senior Management could receive Performance Share Units and Stock Appreciation Rights, both of which are payable only in cash. The Summary Compensation Table shows the last payout of PSUs for the participating named executives, which was for the four-year performance period ended on December 31, 1997. The Year-End Option/SAR Values table shows the year-end values of all outstanding SARs held by the participating named executive officers.

  CHIEF EXECUTIVE OFFICER COMPENSATION

    In February 1999, Mr. Weaver's base salary as Chief Executive Officer was determined to be below median for CEOs in comparable companies in the EEI survey, and was increased from $550,000 per year to the market median salary of $575,000.

    During 1999, Mr. Weaver's leadership and focus on company wide strategic and operating goals resulted in continued, significant improvement in financial results with a net increase in EPS of 11% over the prior year. This level of achievement resulted in Mr. Weaver's 1999 target annual incentive payment being paid at twice the target of 45% of base salary. As a result, Mr. Weaver's total cash compensation for 1999 was above the 50(th) percentile for chief executive officers of comparable companies in the EEI survey, which is in keeping with the committee's philosophy for total cash compensation at the 60(th) percentile or higher when results are achieved at this outstanding level.

  ADDITIONAL INFORMATION

    Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and four other most highly compensated executive officers, unless that compensation is deferred or is considered performance-based. Our policy is to structure executive officer compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

                                          Sally G. Narodick, Chairperson
                                          Douglas P. Beighle
                                          Phyllis J. Campbell
                                          Robert L. Dryden
                                          John D. Durbin

STOCK PRICE PERFORMANCE GRAPH

    The chart below compares the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on our common stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the EEI Combination Gas & Electric Investor-owned Utilities Index.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      PUGET SOUND ENERGY  S&P 500 INDEX  EEI GAS & ELECTRIC INDEX
1994              100.00         100.00                    100.00
1995              125.30         137.60                    127.40
1996              139.50         169.20                    126.60
1997              187.70         225.60                    163.60
1998              185.20         290.10                    190.10
1999              139.80         351.10                    154.50

FIVE-YEAR CUMULATIVE TOTAL RETURN

    This comparison assumes $100 was invested on December 31, 1994 in (a) our common stock, (b) the S&P 500 Stock Index, and (c) the EEI Combination Gas & Electric Investor-owned Utilities Index. The graph then observes, in each case, stock price growth and dividends paid (assuming dividends were reinvested) over five years.

    The Board of Directors and its compensation and retirement committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

SUMMARY COMPENSATION TABLE

    The following information is furnished for the years ended December 31, 1999, 1998 and 1997 with respect to the Company's President and Chief Executive Officer and each of the five most highly compensated executive officers of the Company during 1999, each of whose salary and bonus exceeded $100,000. Annual compensation includes amounts deferred at the officer's election.

                                                          ANNUAL COMPENSATION             LONG-TERM
                                                 -------------------------------------   COMPENSATION
                                                                          OTHER ANNUAL   ------------    ALL OTHER
         NAME AND PRINCIPAL                                               COMPENSATION   LTIP PAYOUTS   COMPENSATION
        POSITION IN 1999(1)             YEAR     SALARY ($)   BONUS ($)      ($)(2)         ($)(6)          ($)
        -------------------           --------   ----------   ---------   ------------   ------------   ------------
W. Weaver...........................    1999      $570,208    $517,500                     $ 38,933(3)    $ 44,198(8)
  President and                         1998       532,971           0                      109,933(4)      35,456
  Chief Executive Officer               1997       299,598           0                      208,046(5)     128,549

R. Hawley...........................    1999       316,167     224,000                       20,964(3)      53,462(9)
  Vice President and                    1998       225,000           0                       21,987(4)      81,985
  Chief Financial Officer

T. Hogan............................    1999       191,888      57,900                       14,488(3)      14,546(10)
  Vice President                        1998       184,309           0                       26,384(4)      13,458
  System Operations                     1997       161,144      27,100       $31,360         84,329(7)      24,249

S. McKeon...........................    1999       316,167     224,000                       25,142(3)      22,588(11)
  Vice President and                    1998       283,941      25,800                       43,516(4)      21,038
  General Counsel                       1997       140,320      22,750                                      29,154

G. Swofford.........................    1999       238,960      87,500                       19,841(3)      17,300(12)
  Vice President and Chief              1998       189,429           0                       54,967(4)      13,337
  Operating Officer--Delivery           1997       181,333      13,875                      132,719(5)     130,851

J. Quintana.........................    1999       192,125      70,200                       45,432(3)      16,812(13)
  Vice President                        1998       121,957      27,000                        9,894(4)       9,415
  External Relations

---------

 (1) Mr. Weaver became President and Chief Executive Officer of PSE in
     January 1998. Mr. McKeon became an executive officer of the Company in June 1997. Mr. Hawley became an executive officer of PSE in March 1998. Mr. Hogan became an executive officer of PSE in February 1997. The table includes the following amounts paid to Mr. Hogan in 1997 by the Washington Energy Company prior to its merger with PSE: Salary $11,334; Bonus, $13,600, and LTIP payouts, $84,329. Mr. Quintana was an executive officer of the Company from March 1998 until December 1999.

 (2) Except as noted in the table, the aggregate amount of perquisites or personal benefits was less than the required reporting threshold (the lesser of $50,000 and 10% of annual salary and bonus for the named executive officer). The amount shown for Mr. Hogan includes $27,200 for a one-time-only vehicle allowance associated with the Company's policy of not providing executives with Company-purchased automobiles.

 (3) The amounts for 1999 represent payment of LTIP awards for the four-year performance cycle ended on December 31, 1999, which consist of
     (a) unrestricted shares and restricted shares, valued as of the December 31, 1999 closing price of $19.38, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of restricted and unrestricted shares, except that the amount for Mr. Quintana represents a cash payment for the pro-rata portion of Mr. Quintana's four outstanding target LTIP awards (based on the portion of each award cycle elapsed as of December 31, 1999) in connection with the termination of his employment. The number and value of restricted and unrestricted shares for each of the named executive officers, other than Mr. Quintana, are as follows:

                                                          UNRESTRICTED SHARES    RESTRICTED SHARES
                                                          -------------------   -------------------
   NAME                                                    NUMBER     VALUE      NUMBER     VALUE
   ----                                                   --------   --------   --------   --------
   W. Weaver............................................    728      $14,109      728      $14,109
   R. Hawley............................................    392        7,597      392        7,597
   T. Hogan.............................................    271        5,250      271        5,250
   S. McKeon............................................    470        9,111      470        9,111
   G. Swofford..........................................    371        7,190      371        7,190

 (4) The amounts for 1998 represent payment of LTIP awards for the four-year performance cycle ended on December 31, 1998, which consist of
     (a) unrestricted shares and restricted shares, valued as of the December 31, 1998 closing price of $27.875, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of restricted and unrestricted shares. The number and value of restricted and unrestricted shares for each of the named executive officers are as follows:

                                                          UNRESTRICTED SHARES    RESTRICTED SHARES
                                                          -------------------   -------------------
   NAME                                                    NUMBER     VALUE      NUMBER     VALUE
   ----                                                   --------   --------   --------   --------
   W. Weaver............................................   1,560     $43,485     1,560     $43,485
   R. Hawley............................................     312       8,697       312       8,697
   T. Hogan.............................................     374      10,425       374      10,425
   S. McKeon............................................     617      17,199       617      17,199
   J. Quintana..........................................     140       3,914       140       3,914
   G. Swofford..........................................     780      21,743       780      21,743

 (5) The amounts for 1997 represent payment of a performance share unit award for the four-year cycle ended on December 31, 1997. The PSU award entitled the holder to receive a cash payment equal to (a) the average market price of one share of common stock during the month of December of the last year of the four-year cycle, plus (b) the aggregate dividends with respect to one share of common stock from January 1 of the year in which the PSU award is made until the last day of the last month of the four-year cycle. The number of PSUs on which values were paid was based on PSE's four-year average total shareholder return relative to the companies in the EEI 100 Index of Investor-Owned Electrics.

 (6) The aggregate number and value of all outstanding restricted stock held by each of the named executive officers as of December 31, 1999, based on the closing price of the PSE stock on that date of $19.38, are as follows: W. Weaver, 2,288 shares, $44,341; R. Hawley, 704 shares, $13,644; T. Hogan,
     644.9 shares, $12,498; S. McKeon, 1,087.12 shares, $21,068; G. Swofford,
     1,151 shares, $22,306; and J. Quintana, 0.

 (7) The amount for 1997 represents payment of performance shares granted by the Washington Energy Company prior to its merger with PSE, whose vesting was accelerated upon consummation of the merger.

 (8) Represents $9,600 match under Investment Plan for Employees; $20,510 match under the Investment Plan make-up; and $14,088 imputed income on life insurance.

 (9) Represents $9,208 match under Investment Plan for Employees; $11,443 match under the Investment Plan make-up; $3,775 imputed income on life insurance; and $29,036 pursuant to Mr. Hawley's employment agreement to compensate for LTIP payouts below $50,000.

 (10) Represents $5,699 match under Investment Plan for Employees; $7,423 match under the Investment Plan make-up; and $1,424 imputed income on life insurance.

 (11) Represents $9,167 match under Investment Plan for Employees; $11,351 match under the Investment Plan make-up; and $2,070 imputed income on life insurance.

 (12) Represents $5,930 match under Investment Plan for Employees; $10,007 match under the Investment Plan make-up; and $1,363 imputed income on life insurance.

 (13) Represents $5,367 match under Investment Plan for Employees; $8,048 match under the Investment Plan make-up; and $3,397 imputed income on life insurance.

YEAR-END OPTION/STOCK APPRECIATION RIGHTS VALUES

    The following table shows the number of outstanding unexercised options and SARs held by the participating named executive officers at the end of 1999. No options or SARs were granted or exercised in 1999.

                                          NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED IN-THE-MONEY
                                       UNEXERCISED OPTIONS/SARS AT FISCAL             OPTIONS/SARS AT
NAME                                        YEAR-END (#) EXERCISABLE        FISCAL YEAR-END ($) EXERCISABLE (1)
----                                   ----------------------------------   -----------------------------------
W. Weaver............................                18,700                               $     0
R. Hawley............................                    --                                    --
T. Hogan.............................                15,667                               $25,807
S. McKeon............................                    --                                    --
G. Swofford..........................                 5,600                               $     0
J. Quintana..........................                    --                                    --

---------

(1) Amounts are the number of options/SARs multiplied by the difference between the closing price of the common stock on December 31, 1999 of $19.38 per share, minus the exercise or base price for that option/SAR. There is no guarantee that these options/SARs will have this value when and if they are exercised.

LONG-TERM INCENTIVE PLAN AWARDS IN 1999

    The following table presents grants we made to the named executive officers under our 1995 Long-Term Incentive Compensation Plan during 1999.

                                                                        ESTIMATED FUTURE SHARE PAYOUTS
                                            NUMBER OF   PERIOD UNTIL    -------------------------------
                                             SHARES     MATURATION OR   THRESHOLD    TARGET    MAXIMUM
NAME                                         (#)(1)        PAYOUT          (#)        (#)        (#)
----                                        ---------   -------------   ---------   --------   --------
W. Weaver.................................   35,080        4 years          0        35,080     61,390
R. Hawley.................................   14,190        4 years          0        14,190     24,833
T. Hogan..................................    4,820        4 years          0         4,820      8,435
S. McKeon.................................   14,190        4 years          0        14,190     24,833
G. Swofford...............................    8,680        4 years          0         8,680     15,190
J. Quintana(2)............................    4,880        4 years          0         4,880      8,540

---------

(1) Awards are contingent grants of common stock. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. The actual payout depends on our four-year total shareholder return compared to the returns reported in the EEI Combination Gas & Electric Investor-owned Utilities Index. To receive 100% of the grant, we must perform at the 55(th) percentile among EEI's Gas & Electric companies. To receive 175% of the grant, we must perform at or above the 85(th) percentile ranking. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the performance shares are paid.

(2) Mr. Quintana's 1999 LTIP award was cancelled in exchange for the payment of a prorata portion of the award in connection with the termination of his employment. See footnote (3) to the Summary Compensation Table.

RETIREMENT BENEFITS STATEMENT

    The table below presents estimated retirement benefits for the named executive officers, assuming retirement on January 1, 2000 at age 62 after selected periods of service. The table lists the estimated aggregate values under our funded pension plan, Supplemental Executive Retirement Plan, Washington Natural Gas Nonqualified Retirement Plan benefits, the SERP pension-type rollover accounts in the Deferred Compensation Plan and the Cash Balance Restoration Matching Account within the Deferred Compensation Plan. Social Security benefits will not be deducted from the amounts shown in the table.

               ESTIMATED ANNUAL BENEFIT UPON RETIREMENT AT AGE 62

                                                     YEARS OF CREDITED SERVICE
FINAL AVERAGE                                      ------------------------------
COMPENSATION                                          5          10        15+
------------                                       --------   --------   --------
  $100,000.......................................  $16,667    $33,333    $50,000
   200,000.......................................   33,333     66,667    100,000
   300,000.......................................   50,000    100,000    150,000
   400,000.......................................   66,667    133,333    200,000
   500,000.......................................   83,333    166,667    250,000
   600,000.......................................  100,000    200,000    300,000

    The named executive officers have the following years of credited service as of December 31, 1999: W. Weaver, 31.5; R. Hawley, 1.75; T. Hogan, 23.33; S. McKeon, 2.58; G. Swofford, 32.42; and J. Quintana, 1.7. Under their employment agreements, if Mr. Hawley and Mr. McKeon complete five years of service they will be treated as if they have completed 15 years of credited service. Under Mr. Quintana's termination agreement, he will be treated as if he has
5.25 years of credited service.

    Estimated aggregate benefits are based on the following formula: 3 1/3% times years of credited service times average annual compensation (salary plus bonus) for the highest three calendar years in the last five complete calendar years prior to retirement, except that Mr. Weaver's benefits are based on the average of his highest 24 consecutive months of compensation and Mr. Hawley's and Mr. McKeon's benefits are based on the annual average of their highest 36 consecutive months of salary paid or payable plus the average of their highest three annual bonuses paid or payable. Also, $50,000 of Mr. Hawley's LTIP-related payouts are treated as salary. See the section called "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" below.

    The three-year averages (24-consecutive-month average for Mr. Weaver; 21-consecutive-month average for Mr. Hawley; 31-consecutive-month average for Mr. McKeon; and 20.8-month average for Mr. Quintana as of December 31, 1999) for the named executive officers were: $551,589 for Mr. Weaver; $333,238 for Mr. Hawley; $190,487 for Mr. Hogan; $305,410 for Mr. McKeon; $222,865 for
Mr. Swofford; and $199,657 for Mr. Quintana.

     EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

AGREEMENTS

    In October 1996 PSE entered into an agreement with Mr. Weaver under which he will receive the following payments and benefits if his employment terminates for any reason sooner than his normal retirement date, which, in accordance with PSE's policy, is when Mr. Weaver reaches the age of 62.

        a. annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date;

        b.  an amount equal to three times annual base salary and bonus;

        c. continued participation for three years in employee benefit plans or provision for substantially similar benefits;

        d. a cash payment at normal retirement date of the actuarial equivalent of the additional retirement compensation he would have earned had employment continued for three more years;

        e. a payment equal to the difference between the exercise prices of any outstanding options or similar rights (whether or not then fully exercisable) and the higher of (a) the market price of the common stock on the date of termination and (b) the highest price per share actually paid in connection with any change in control;

        f. a payment equal to the value of the target number of shares payable upon full vesting of all outstanding performance awards, whether or not such awards were then fully vested or payable; and

        g. a cash payment equal to any excise taxes payable by him due to excess parachute payments, plus the tax expense to him resulting from this payment.

    In addition, Mr. Weaver's agreement provides that his benefits under the SERP will be based on his average compensation for his highest consecutive 24 months of service.

    Effective March 16, 1998, PSE entered into an employment agreement with Mr. Hawley to secure his services as Vice President and Chief Financial Officer. The agreement has a term of five years. Mr. Hawley will receive a minimum annual base salary of $300,000. He also will participate in PSE's Pay at Risk Plan, with a target award of at least 35% of base salary, and in PSE's 1995 Long-Term Incentive Compensation Plan, with a target of at least 40% of base salary and grants of 1,200 performance units for the 1995-1998 cycle, 2,800 performance units for the 1996-1999 cycle, 4,400 performance units for the 1997-2000 cycle and 6,400 performance units for the 1998-2001 cycle, and a cash payment equal to the difference between $50,000 and any lesser settlement value for such awards.

    In addition, Mr. Hawley's agreement provides that if he completes five years of service to the Company, then his benefits under the SERP will be calculated as if he had completed 15 years of service to the Company. His agreement also provides that his benefits under the SERP will be based on the sum of (a) the annual average of his highest 36 consecutive months of salary paid or payable and (b) the average of his highest three annual bonuses paid or payable. Under his agreement, the $50,000 minimum annual award to which Mr. Hawley is entitled with respect to the 1995 Long-Term Incentive Compensation Plan will be treated as salary for purposes of calculating his SERP benefits.

    If PSE terminates Mr. Hawley's employment without cause prior to the end of the term of the agreement, Mr. Hawley will receive:

        a. annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date, and

        b. continuation of his base salary for two years, plus $50,000 per year.

    If Mr. Hawley's employment terminates for any reason within three years after a change in control, Mr. Hawley will receive, in lieu of the benefits described above, substantially the same type of payments and benefits as described above for Mr. Weaver.

    Mr. Hogan entered into an agreement effective as of August 17, 1995 with the Washington Energy Company that PSE has assumed. Under that agreement, as amended on June 30, 1999, if prior to the earlier of June 30, 2002 or a change of control of PSE Mr. Hogan terminates his employment for good reason or PSE terminates his employment without cause, he would receive the same type of payments and benefits as described above for Mr. Weaver.

    In October 1996 PSE entered into an agreement with Mr. Swofford under which he will be paid a retention incentive benefit based on continued employment for an extended period following the merger of PSE and the Washington Energy Company in February 1997, equal to three times his annual base salary in 1996, plus the bonus paid in 1996. The incentive benefit vests in three equal installments after one year, three years and five years of continued employment after the merger. The vested portion of the incentive benefit will be paid in equal monthly installments over a three-year period beginning on the date his employment terminates.

    In 1999 PSE entered into-change of control agreements with Mr. Swofford and Mr. Hogan that provided for the same type of payments and benefits described above for Mr. Weaver in the event that their employment is terminated by the Company without cause or by the employee for good reason within two years following a change of control of PSE, except that the payments in sections
(c) and (d) are based on two rather than three years.

    Effective June 2, 1997, PSE entered into an employment agreement with Mr. McKeon to secure his services as Vice President and General Counsel. The agreement has an initial term of three years and will be extended for two more one-year periods unless Mr. McKeon or we give written notice of termination not less than six months before the applicable anniversary date. Mr. McKeon will receive a minimum annual base salary of $260,000. He also will participate in PSE's Pay at Risk Plan, with a target award of at least 35% of base salary, and in PSE's 1995 Long-Term Incentive Compensation Plan, with a target of at least 35% of base salary and grants of 2,375 performance units for the 1995-1998 cycle, 3,358 performance units for the 1996-1999 cycle and 5,240 performance units for the 1997-2000 cycle.

    Mr. McKeon's agreement provides that if he completes five years of service to the Company, then his benefits under the SERP will be calculated as if he had completed 15 years of service to the Company. His agreement also provides that his benefits under the SERP will be based on the sum of (a) the annual average of his highest 36 consecutive months of salary paid or payable and (b) the average of his highest three annual bonuses paid or payable. If PSE terminates his employment without cause prior to the end of the term of the agreement, Mr. McKeon would receive his annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date, and continuation of his base salary for two years. If Mr. McKeon's employment terminates for any reason within three years after a change in control, he would receive substantially the same type of payments and benefits as described above for Mr. Weaver.

    PSE entered into a severance agreement with Mr. Quintana as of December 31, 1999. The agreement supersedes an employment agreement between Mr. Quintana and PSE dated as of March 20, 1998. The severance agreement provides that Mr. Quintana will receive a lump-sum severance payment of $151,685 and a payment of $45,432 in settlement of the pro rata portion of his four outstanding LTIP awards. The agreement also provides that Mr. Quintana's benefits under the SERP will be calculated as if he had completed 5.25 years of service to the Company.

1995 LONG-TERM INCENTIVE COMPENSATION PLAN

    Under the PSE 1995 Long-Term Incentive Compensation Plan, in the event of a change of control of PSE, each stock award that is at the time outstanding will automatically accelerate and become

100% vested. The plan administrator may, at any time before a corporate transaction, take further action to ensure fair and equitable treatment of awards.

STOCK APPRECIATION RIGHTS

    Upon a change of control of PSE, all SARs will terminate. Each holder may exercise his or her SARs immediately prior to the transaction, whether or not the SARs have vested.

CERTAIN TRANSACTIONS

    Mr. Dryden, a director of the Company, has served as Chief Executive Officer of ConneXt, Inc., a wholly owned subsidiary of PSE, since April 1999. His aggregate compensation for such service in 1999 was $294,776.

       ADDITIONAL INFORMATION ABOUT THE MEETING AND SHAREHOLDER PROPOSALS

INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP has audited the financial statements of the Company since 1933. Representatives of the firm will attend the Annual Meeting, with the opportunity to make a statement and answer appropriate shareholder questions.

SHAREHOLDER PROPOSALS

    Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2001 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than November 30, 2000. In accordance with the Company's Bylaws, shareholders who intend to present a proposal at the 2001 Annual Meeting without inclusion of the proposal in our proxy materials must provide written notice of such proposal, in the manner required by the Company's Bylaws, no later than January 8, 2001.

SOLICITATION OF PROXIES

    The Board of Directors is soliciting the proxies in the form enclosed. William S. Weaver and James W. Eldredge, and each or either of them, are named as proxies. We may solicit your proxy by mail, personal interview, telephone and fax. We will request that banks, brokerage houses and other custodians, nominees or fiduciaries forward soliciting materials to their principals and obtain authorization for the execution of proxies. We will reimburse them for their expenses in forwarding and collecting proxies. Our officers, directors, employees and other agents may solicit proxies without compensation, except for reimbursement of expenses. Puget Sound Energy will pay all costs of solicitation of proxies.

March 30, 2000
Bellevue, Washington
By Order of the Board of Directors

William S. Weaver
PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This undersigned hereby appoints WILLIAM S. WEAVER and JAMES W.
ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET SOUND ENERGY, INC. held of record by the undersigned on March 15, 2000, at the Annual Meeting of Shareholders to be held on May 16, 2000, or any adjournment thereof.

     (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                       - FOLD AND DETACH HERE -


---------------------------------------------------------------------------------------------------------------------------------
  THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS     Please mark
                        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.                           your votes as  /X/
                                                                                                               indicated in
                                                                                                               this example

                           FOR all nominees
                            listed below                  WITHHOLD AUTHORITY
                          (except as marked to               to vote for all
                          the contrary below)             nominees listed below

1. Election of Directors      /  /                             /  /

DOUGLAS P. BEIGHLE         TOMIO MORIGUCHI           CRAIG W. COLE

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in this space).

------------------------------------------------------                      This proxy when properly executed will be voted in
                                                                            the manner directed herein by the undersigned
                                                                            shareholder. PROXY CARDS PROPERLY EXECUTED AND
                                                                            RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSAL
                                                                            1. In their discretion, the Proxies are authorized to
                                                                            vote upon such other business as may properly come
                                                                            before the meeting and any adjournment thereof.
                                                                            Please sign exactly as name appears below. When
                                                                            shares are held by joint tenants, both should sign.
                                                                            When signing as attorney, executor, administrator,
                                                                            trustee or guardian, please give full title as such.
                                                                            If a corporation, please sign in full corporate name
                                                                            by President or other authorized officer. If a
                                                                            partnership, please sign in partnership name by
                                                                            authorized person.

Signature(s)                                                Dated                   , 2000
            -----------------------------------------------       ------------------

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
---------------------------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
